Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports Second Quarter 2008 Net Income

of $545.2 Million; Operating Income Per Diluted Share $0.42

Hamilton, Bermuda, August 7, 2008 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) reported net income of $545.2 million ($5.97 per diluted share) for the quarter ending June 30, 2008 (“second quarter 2008”) compared to net income of $32.8 million ($0.47 per diluted share) for the quarter ended June 30, 2007 (“second quarter 2007”).  The increase in second quarter 2008 net income resulted principally from a $518.3 million increase in after-tax unrealized gains on credit derivatives ($5.71 per diluted share) over second quarter 2007.  The Company’s credit derivatives are generally held to maturity and management expects that the unrealized gain or loss on a credit derivative will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.

“Our second quarter results for new business production in both direct and reinsurance reflect our strong position in a difficult market,” stated Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd. “Our overall credit profile across our entire portfolio remained strong during the quarter with only a modest increase in our Closely Monitored Credit list. We did increase loss estimates on one closed end second lien deal.  With regard to Moody’s decision to place our ratings under review for possible downgrade, we hope that Moody’s will reach a timely and favorable resolution and are committed to working with them to achieve this. We have had several discussions with them in the past two weeks and expect several more meetings and discussions to occur as we look to get more clarity on their specific issues and potential solutions.”

Operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles (“non-GAAP financial measure”), was $38.7 million ($0.42 per diluted share) in second quarter 2008 compared to operating income of $46.7 million ($0.68 per diluted share) in second quarter 2007.  The decrease in operating income was principally due to $38.1 million of pre-tax loss and loss adjustment expenses ($30.4 million after-tax or $0.33 per diluted share) in second quarter 2008 compared to a pre-tax loss and loss adjustment recovery of $9.8 million ($4.5 million after-tax or $0.07 per diluted share) in second quarter 2007.  See the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release.

Analysis of Net Income(1)

($ in millions)

	2Q-08	2Q-07
Operating income	$38.7	$46.7
Plus: After-tax realized gains (losses) on investments	0.9	(1.3)
Plus: After-tax unrealized gains (losses) on credit derivatives(2)	505.6	(12.7)
Net income	$545.2	$32.8

Weighted average shares outstanding (in millions):
Basic - GAAP	89.9	67.8
Diluted - GAAP	91.4	69.2

Per Diluted Share (1)

	2Q-08	2Q-07
Operating Income	$0.42	$0.68
Plus: After-tax realized gains (losses) on investments	0.01	(0.02)
Plus: After-tax unrealized gains (losses) on credit derivatives(1)	5.53	(0.18)
Net income	$5.97	$0.47

(1) Some amounts may not add due to rounding.

(2) The quarter ended June 30, 2008 included a fair value after-tax gain of $5.8 million ($0.06 per diluted share) related to Assured Guaranty Corp.’s committed capital securities.

Non-GAAP Financial Measures

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of the press release.  In each case the most directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate its financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.

Present Value of Financial Guaranty and Credit Derivative Gross Written Premiums

Assured’s second quarter 2008 consolidated new business production as measured by the present value of financial guaranty and credit derivative gross written premiums (“PVP”), a non-GAAP financial measure, was $278.9 million, a 123% increase compared to second quarter 2007.  The increase in PVP resulted largely from the growth in the Company’s financial guaranty direct segment, which generated PVP of $241.4 million in second quarter 2008, a 132% increase from the same period last year.  U.S. public finance PVP in the financial guaranty direct segment reached $183.2 million, a Company record, compared to $15.4 million in second quarter 2007.  U.S. structured finance PVP was $51.9 million, an increase of only 4% over second quarter 2007 due to limited new issuance activity in that market.  International PVP totaled $6.3 million, a decline of $32.5 million from second quarter 2007, due to reduced new business activity in both the infrastructure and structured finance markets.

Financial guaranty reinsurance PVP for the second quarter 2008 was $37.5 million, an increase of 76% compared to $21.3 million in PVP for the second quarter 2007, and reflected a large facultative reinsurance cession of PMI Guaranty Co. business as well as treaty cessions from Financial Security Assurance Inc., Assured’s only treaty client.

Analysis of PVP(1)

($ in millions)

Gross written premiums (“GWP”) analysis:

	2Q-08	2Q-07	% Change
Present value of financial guaranty and credit derivative GWP (“PVP”)
Financial guaranty direct
U.S. public finance	$183.2	$15.4	1090%
U.S. structured finance	51.9	49.9	4%
International	6.3	38.8	(84)%
Total financial guaranty direct	241.4	104.0	132%
Financial guaranty reinsurance(2)	37.5	21.3	76%
Total PVP	278.9	125.3	123%
Less: PVP of credit derivatives	52.3	39.2	33%
PVP of financial guaranty GWP	226.6	86.1	163%
Less: Financial guaranty installment premium PVP	14.8	33.7	(56)%
Total: Financial guaranty upfront GWP	211.8	52.4	304%
Plus: Financial guaranty installment GWP	34.0	18.7	82%
Total financial guaranty GWP	245.8	71.1	246%
Plus: Mortgage guaranty segment GWP	—	0.5	NM
Plus: Other segment GWP	—	0.1	NM
Total GWP	$245.8	$71.8	242%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

NM = Not meaningful

Income Statement Highlights:

Total Revenues

Assured’s second quarter 2008 net earned premiums, which includes premiums earned on financial guaranty and mortgage guaranty contracts written in insurance contract form, increased 36% to $51.7 million from second quarter 2007 due to strong growth in both the Company’s financial guaranty direct and financial guaranty reinsurance segments.  Net earned premiums from refundings in the financial guaranty and reinsurance segments totaled $2.1 million ($0.01 per diluted share), a decrease of 67% from $6.4 million ($0.05 per diluted share) in second quarter 2007.  Excluding net earned premiums from refundings, consolidated net earned premiums rose 57% over second quarter 2007.

Second quarter 2008 financial guaranty direct net earned premiums were $20.8 million, an increase of 73% over second quarter 2007, reflecting the growth in net par outstanding for contracts written in financial guaranty form as well as the improvement in pricing on new business over the last year.   The financial guaranty direct segment did not have any net earned premiums from refundings in second quarter 2008 or second quarter 2007.

			%
Revenues(1)	2Q-08	2Q-07	Change
Net earned premiums:
Financial guaranty direct	$20.8	$12.0	73%
Financial guaranty reinsurance	29.6	23.7	25%
Mortgage guaranty	1.3	2.3	(43)%
Net earned premiums	51.7	38.0	36%
Net investment income	40.2	30.9	30%
Realized gains and other settlements on credit derivatives	31.8	16.2	96%
Incurred losses on credit derivatives (2)	(5.6)	(0.7)	700%
Other income	0.2	—	NM
Total revenues included in operating income (3)	$118.3	$84.4	40%

NM = not meaningful

(1) Some amounts may not add due to rounding.

(2) Reflects case and portfolio loss and loss adjustment expenses incurred for contracts written in credit derivative form.

(3) Revenues included in operating income.  See “Explanation of Non-GAAP Financial Measures” section of this press release.

Second quarter 2008 financial guaranty reinsurance net earned premiums rose to $29.6 million, an increase of 25% over second quarter 2007, due principally to the facultative reinsurance transaction with Ambac Assurance Corp. that closed in December 2007.  Net earned premiums from refundings in the financial guaranty reinsurance segment totaled $2.1 million ($0.01 per diluted share) in second quarter 2008, a decline of 67% from $6.4 million ($0.05 per diluted share) in second quarter 2007.  Excluding refundings, second quarter 2008 financial guaranty reinsurance net earned premiums rose almost 59% over second quarter 2007.

Assured’s second quarter 2008 net investment income rose 30% over second quarter 2007 due to an approximately 41% increase in average invested assets compared to the prior year period, which was partially offset by a lower pre-tax book yield on the portfolio.  Pre-tax book yields on the investment portfolio declined to 4.7% in second quarter 2008 from 5.1% in second quarter 2007, consistent with the decline in market interest rates over the past year.

Realized gains and other settlements on credit derivatives, which is comprised of the Company’s earned revenues on credit derivatives, losses (recovered)/paid and ceding commission income/(expense) on exposures written in credit derivative form, rose 96% in second quarter 2008 to $31.8 million, reflecting the growth in the Company’s net par outstanding for credit derivatives and the increase in new business pricing over the prior year period.  Second quarter 2008 realized gains and other settlements on credit derivatives included $0.4 million of losses recovered, whereas second quarter 2007 did not have any losses recovered or paid.

The Company’s incurred losses on credit derivatives, which reflect the change in case and portfolio loss reserves established for contracts written in credit derivative form, were $5.6 million in second quarter 2008 compared to $0.7 million in second quarter 2007.  The majority of the increase in incurred losses on credit derivatives was due to Assured’s downgrade of internal ratings on credit derivative contracts for U.S. residential mortgage-backed securities (“RMBS”), principally in the subprime sector.

Total Expenses

Assured’s second quarter 2008 total expenses were $78.2 million compared to $27.3 million in second quarter 2007, an increase of 186% that was largely due to a $47.9 million increase in pre-tax loss and loss adjustment expenses ($34.9 million after tax or $0.40 per diluted share) from second quarter 2007.  Loss and loss adjustment expenses in second quarter 2008 included $39.7 million pre-tax ($30.6 million after tax or $0.33 per diluted share) of loss and loss adjustment expenses for U.S. RMBS exposures written in financial guaranty contract form that were principally related to Assured’s closed end second lien mortgage transaction, as well as the Company’s recognition of $9.8 million in pre-tax loss and loss adjustment recoveries ($4.5 million after tax or $0.07 per diluted share) in second quarter 2007 that were principally related to the release of the portfolio reserve for a European infrastructure transaction in the financial guaranty reinsurance segment.

Analysis of Expenses(1)

($ in millions)

Expenses	2Q-08	2Q-07	% Change
Loss and loss adjustment expenses (recoveries)	$38.1	$(9.8)	NM
Profit commission expense	1.0	0.9	11%
Acquisition costs	11.8	10.9	8%
Other operating expenses	19.7	18.8	5%
Interest and related expenses	7.5	6.5	15%
Total expenses	$78.2	$27.3	186%

NM = Not meaningful

(1)  Some amounts may not add due to rounding.

Acquisition costs, which consist largely of ceding commissions paid by the financial guaranty reinsurance segment to its ceding customers, rose 8% in second quarter 2008 to $11.8 million from $10.9 million in second quarter 2007.  The increase was due principally to the Ambac facultative reinsurance transaction that closed in fourth quarter 2007.

Assured’s second quarter 2008 other operating expenses increased 5% to $19.7 million compared to $18.8 million in second quarter 2007.  The increase was largely due to higher employee headcount in the financial guaranty direct segment.

The Company’s second quarter 2008 total provision for income taxes on operating income was an expense of $1.4 million, reflecting the tax provision associated with the Company’s second quarter 2008 loss and loss adjustment expenses for U.S. RMBS, compared to an expense of $10.4 million in second quarter 2007.

In second quarter 2008, the Company reported $505.6 million ($5.53 per diluted share) in after-tax unrealized gains on credit derivatives, which included $5.8 million in after-tax other income ($0.06 per diluted share) resulting from the fair value gain related to Assured Guaranty Corp.’s committed capital securities. The Company’s unrealized gains on credit derivatives reflect the change in the fair value of its financial guaranty contracts written in credit derivative form, which takes into account the change in the Company’s own credit cost based on the price to purchase credit protection on Assured Guaranty Corp., the Company’s financial guaranty direct subsidiary.  The after-tax unrealized gains on credit derivatives of $505.6 million included a $171.4 million after-tax unrealized loss ($1.88 per diluted share) due to the change in the fair value of financial guaranty contracts written in credit derivative form and a $671.2 million after-tax unrealized gain ($7.35 per diluted share) associated with the Company’s evaluation of the change in the fair value of its own credit cost.  The quoted price of credit default swap contracts on Assured Guaranty Corp. was 900 basis points at June 30, 2008, 540 basis points at March 31, 2008 and 180 basis points at December 31, 2007.

Balance Sheet Highlights:

Assets

Assured’s consolidated total assets were $4,527.6 million at June 30, 2008, up 20% from $3,762.9 million at December 31, 2007.  The increase in total assets since December 31, 2007 resulted principally from a $565.5 million increase in the company’s invested assets.  Total invested assets were $3,705.4 million at June 30, 2008, an increase of 18% from $3,139.9 million at December 31, 2007 and resulted from cash flow from operations as well as the Company’s sale of $250.0 million of its common equity to WL Ross & Co. LLC.  Assured’s invested assets as of June 30, 2008 had an average credit rating of AA+ and a duration of 4.2 years and included $634.3 million of obligations of state and local political subdivisions that have been insured by other financial guarantors.  The underlying ratings of these bonds average A+.  The Company’s investment portfolio has only $6.0 million of exposure to mortgages not associated with government-sponsored entities.

Liabilities

Assured’s total liabilities were $2,285.2 million at June 30, 2008, up 9% from $2,096.4 million at December 31, 2007.  The increase in liabilities was due to a 36% growth in the unearned premium reserves which resulted from the Company’s new business production in first half 2008, that was partially offset by a 45% decline in credit derivative liabilities during the first six months 2008.  The Company’s after-tax net credit derivative liability as of June 30, 2008 was $116.9 million after tax ($1.29 per share) compared to $446.6 million after tax ($5.59 per share) as of December 31, 2007.

Reserves for loss and loss adjustment expenses, which are comprised of case and portfolio loss reserves for contracts written in insurance form, totaled $204.0 million at June 30, 2008, up 62% from $125.6 million recorded at December 31, 2007.  The increase was due principally to the addition in the first six months of 2008 of $75.4 million in portfolio and case loss reserves for U.S. RMBS exposures written in insurance contract form.  Total reserves for loss and loss adjustment expenses for U.S. RMBS securities as of June 30, 2008 were $106.6 million, up 242% from $31.2 million at December 31, 2007.  The Company also reported $65.1 million of loss salvage recoverables as of June 30, 2008 that are associated with losses paid on its direct U.S. home equity line of credit (“HELOC”) exposures, an increase from $0 at December 31, 2007.

Shareholders’ Equity

Assured’s shareholders’ equity at June 30, 2008, was $2,242.4 million, an increase of 35% from $1,666.6 million at December 31, 2007.  This increase was largely due to the unrealized gain on credit derivatives that were recorded in the second quarter of 2008.  Book value per share was $24.66 at June 30, 2008 compared to $20.85 at December 31, 2007, an increase of 18%.  The Company’s

June 30, 2008 book value per share was reduced by $1.29 per share due to after-tax unrealized losses on credit derivatives and a fair value gain on Assured Guaranty Corp.’s committed capital securities.  Book value per share excluding unrealized losses on credit derivatives was $25.95 at June 30, 2008 and $26.43 at December 31, 2007.

Shareholders’ Equity

	As of
	June 30,	December 31,
	2008	2007	% Change
Book value per share outstanding:
Book value	$24.66	$20.85	18%
Plus: Net unearned premium reserve, after tax (1)	11.22	9.75	15%
Plus: Net unearned revenue on credit derivatives, after tax (2)	0.20	0.14	43%
Plus: Net present value of estimated future installment premiums in-force, after tax (3)	8.81	9.00	(2)%
Less: Deferred acquisition costs, after tax	2.84	2.89	(2)%
Adjusted book value	$42.05	$36.85	14%

Book value, excluding unrealized losses on credit derivatives(4)	$25.95	$26.43	(2)%
Adjusted book value, excluding net unrealized losses on credit derivatives(4)	$43.34	$42.44	2%

(1)  Unearned premium reserve less pre-paid reinsurance premiums, after tax.

(2)  Unearned revenue less pre-paid reinsurance premiums on credit derivatives, after tax.

(3)  Due to reporting lags by Assured’s ceding companies, the present value of estimated treaty reinsurance installment premiums in force in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

(4)  Net unrealized losses on credit derivatives consists of the net after-tax fair value components of the Company’s contracts written in credit derivative form, which are included in credit derivative assets or liabilities on the balance sheet, and of Assured Guaranty Corp.’s committed capital securities of $25.7 million at June 30, 2008 and $8.3 million at December 31, 2007, which are included in other assets line on the balance sheet.

Adjusted book value, a non-GAAP financial measure, was $42.05 per share at June 30, 2008, an increase of 14% over adjusted book value per share of $36.85 at December 31, 2007.  Adjusted book value per share excluding net mark-to-market losses on credit derivatives and a fair value gain on Assured Guaranty Corp.’s committed capital securities was $43.34 per share at June 30, 2008, an increase of 2% from $42.44 at December 31, 2007.

Subsequent Event:  Effective July 25, 2008, Assured Guaranty Re Ltd. (“AG Re”), the Company’s financial guaranty reinsurance subsidiary, commuted a $2.1 billion portfolio of net par outstanding that had been reinsured from XL Financial Assurance Ltd. (“XLFA”).  The commutation resulted in a payment by AG Re of $18.0 million, which included $14.6 million of unearned premium reserves, net of ceding commissions, and $5.2 million of loss and loss adjustment reserves.  The commutation resulted in a net gain to the Company of $1.8 million, which will be recognized in the third quarter ending September 30, 2008.  The commutation included approximately $173 million of the net par outstanding that was on the Company’s closely monitored credits list as of June 30, 2008, including a U.S. public finance transaction and several U.S. RMBS transactions.

Financial Guaranty Direct Transaction List: On August 7, 2008 Assured posted in the Investor Information section of the Company’s website at www.assuredguaranty.com a list for Assured’s financial guaranty direct segment’s U.S. and International structured finance transactions totaling $90.6 billion net par outstanding as of June 30, 2008. The transaction list includes the name of the insured credit, the CUSIP (if available), the asset class and the internal rating. The Company intends to update this list on a quarterly basis and may periodically expand disclosures on individual transactions.

Investor Conference Call:  Assured will host a conference call for investors at 7:30 a.m. Eastern Time (8:30 a.m. Atlantic Time) on Friday, August 8, 2008.  The conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 866-383-8009 (in the U.S.) or 617-597-5342 (International), passcode 64840547.  A replay of the call will be available through September 9, 2008.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 20369305.

Please refer to Assured’s Second Quarter 2008 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a publicly-traded Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information on the Assured and its subsidiaries can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Present value of financial guaranty and credit derivative gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums on insurance and credit derivative contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“credit derivative premiums”) do not measure. Actual future net earned or written premiums and credit derivative revenues may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding: (i) after-tax realized gains (losses) on investments; (ii) after-tax unrealized gains (losses) on credit derivatives, and (iii) the fair value adjustment of the Company’s committed capital securities, other than the Company’s net estimate of after-tax losses incurred on credit derivatives. Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s business. Realized gains (losses) on investments and unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities, other than incurred losses on credit derivatives, are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates, in part, according to market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our financial guaranty and credit derivative in-force books of business, net of reinsurance, and discounted at 6%. Management believes that net present value of estimated future installment premiums in-force is a useful measure for management, investors and analysts because it permits an evaluation of the Company’s future estimated financial guaranty and credit derivative installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs. Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and shareholders’ equity. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value as reported in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force and PVP, Assured uses 6% as the present value discount rate because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Assured Guaranty Ltd.

Consolidated Income Statements (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in millions)		(dollars in millions)
Revenues
Gross written premiums	$245.8	$71.8	$421.6	$126.9
Net written premiums	240.7	68.5	410.4	119.9

Net earned premiums	51.7	38.0	98.5	75.0
Net investment income	40.2	30.9	76.8	62.3
Realized gains and other settlements on credit derivatives	31.8	16.2	59.4	34.4
Incurred losses on credit derivatives	(5.6)	(0.7)	(8.8)	(1.3)
Other income	0.2	—	0.2	—
Total revenues included in operating income	$118.3	$84.4	$226.1	$170.4

Expenses
Loss and loss adjustment expenses (recoveries)	38.1	(9.8)	93.3	(13.8)
Profit commission expense	1.0	0.9	2.2	2.5
Acquisition costs	11.8	10.9	23.7	21.7
Other operating expenses	19.7	18.8	48.3	39.5
Interest and related expenses	7.5	6.5	14.1	13.1
Total expenses	$78.2	$27.3	$181.6	$63.1

Operating income before provision (benefit) for income taxes	40.1	57.1	44.5	107.4

Total provision (benefit) for income taxes	1.4	10.4	(0.5)	14.6

Operating income (2)	$38.7	$46.7	$45.0	$92.8

After-tax realized gains (losses) on investments	0.9	(1.3)	1.3	(1.5)
After-tax unrealized gains (losses) on credit derivatives(3)	505.6	(12.7)	329.8	(19.6)

Net income	$545.2	$32.8	$376.0	$71.8

(1)	Some amounts may not add due to rounding.

(2)

Net income (loss) excluding i) after-tax realized gains (losses) on investments and ii) after-tax unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities.

(3)

The quarter and six months ended June 30, 2008 included a fair value after-tax gain of $5.8 million, or $0.06 per diluted share, and $11.3 million, or $0.13 per diluted share, respectively, related to Assured Guaranty Corp.'s committed capital securities.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of:
	June 30,	December 31,
	2008	2007
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$3,168.0	$2,587.0
Short-term investments, at cost which approximates fair value	537.5	552.9
Total investments	3,705.4	3,139.9

Cash and cash equivalents	10.1	8.0
Accrued investment income	32.0	26.5
Deferred acquisition costs	284.6	259.3
Prepaid reinsurance premiums	20.7	13.5
Reinsurance recoverable on ceded losses	7.3	8.8
Premiums receivable	25.8	27.8
Goodwill	85.4	85.4
Credit derivative assets	176.4	5.5
Deferred tax asset	32.5	147.6
Salvage recoverable	73.1	8.5
Other assets	74.3	32.0
Total assets	$4,527.6	$3,762.9

Liabilities and shareholders’ equity Liabilities
Unearned premium reserves	$1,207.4	$887.2
Reserves for losses and loss adjustment expenses	204.0	125.6
Profit commissions payable	10.7	22.3
Reinsurance balances payable	7.6	3.3
Current income taxes payable	—	0.6
Funds held by Company under reinsurance contracts	29.2	25.4
Credit derivative liabilities	342.4	623.1
Senior Notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.8	149.7
Other liabilities	136.7	61.8
Total liabilities	2,285.2	2,096.4

Shareholders’ equity
Common stock	0.9	0.8
Additional paid-in capital	1,279.2	1,023.9
Retained earnings	953.5	585.3
Accumulated other comprehensive income	8.8	56.6
Total shareholders’ equity	2,242.4	1,666.6

Total liabilities and shareholders’ equity	$4,527.6	$3,762.9

* Some amounts may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding losses, pricing, ratings, capital adequacy and the growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of August 7, 2008. Assured does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:

Sabra Purtill, CFA

Managing Director, Global Communications and Investor Relations

212-408-6044

441-299-9375

spurtill@assuredguaranty.com

Ross Aron

Associate, Investor Relations

212-261-5509

raron@assuredguaranty.com

Fixed Income Investors:

Michael Walker

Director, Fixed Income Investor Relations

212-261-5575

mwalker@assuredguaranty.com

Jason Falzon

Vice President, Investor Relations

212-408-6036

jfalzon@assuredguaranty.com

Media:

Ashweeta Durani

Vice President, Global Communications

212-408-6042

adurani@assuredguaranty.com